EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record May Sales of $117.3 Million, an Increase of 20.1%
May Consolidated Comparable Store Sales Increased 10.6%

Warrendale, PA, June 2, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the four-week period ended May 29, 2004 increased 20.1% to $117.3 million, compared to $97.6 million for the four-week period ended May 31, 2003. Comparable store sales for the American Eagle Outfitters stores increased 11.4% for the May period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 10.6% for the month compared to the corresponding period ended May 31, 2003.

Total sales for the four-week period ended May 29, 2004 include $5.3 million from the Bluenotes/Thriftys operation, compared to $5.5 million for the corresponding period last year. The 4.0% sales decrease was due to a comparable store sales decrease of 2.3% and the weakening of the Canadian dollar compared to a year ago. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the seventeen-week period ended May 29, 2004 increased 20.0% to $467.3 million, compared to $389.5 million for the seventeen-week period ended May 31, 2003. Comparable store sales for the American Eagle Outfitters stores increased 10.2% for the seventeen-week period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 9.6% for the period compared to the corresponding period ended May 31, 2003.

Total sales for the seventeen-week period ended May 29, 2004 include $23.1 million from the Bluenotes/Thriftys operation, compared to $21.3 million for the corresponding period last year. The 8.4% sales increase was due primarily to the strengthening of the Canadian dollar compared to a year ago, as well as a comparable store sales increase of 1.4%. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

The Company currently expects second quarter earnings to be in the range of $0.26 to $0.28 per share, compared to $0.11 per share in the second quarter of 2003.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 751 AE stores in 49 states, the District of Columbia and Puerto Rico, 64 AE stores in Canada, and 107 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that our second quarter sales and financial plans may not be achieved, because June and July are significant contributors to the quarter, as well as the risk that customer acceptance of our summer assortment does not remain strong, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857